Exhibit 99.1

BreitBurn Energy Partners L.P. Completes Acquisition of Oklahoma Panhandle Assets from Whiting Oil and Gas Corporation

LOS ANGELES, July 15, 2013 — BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP) announced today that it has completed the acquisition of oil properties and associated midstream assets in the Oklahoma Panhandle from Whiting Oil and Gas Corporation, a wholly-owned subsidiary of Whiting Petroleum Corporation (NYSE:WLL), for a preliminary adjusted purchase price of approximately $846 million, including the approximately $86 million deposit previously paid. The preliminary purchase price adjustments are interim adjustments; the final adjusted purchase price will be determined post-closing, subject to customary post-closing adjustments. The purchase was made pursuant to a definitive agreement previously announced on June 24, 2013. The Partnership also completed the previously announced acquisitions of additional interests in certain of the acquired assets from other sellers for an additional $30 million.

Hal Washburn, BreitBurn's CEO said, “We are pleased to announce the closing of this excellent acquisition which demonstrates our continued commitment to supplement our organic growth with strategic acquisitions. We expect this transaction to deliver meaningful accretion to our distributable cash flow per unit and create solid long-term value for unitholders. It also bolsters our growing platform of assets, personnel, and technical capabilities in the Mid-Continent and Permian Basin and positions us to take advantage of what we believe to be great opportunities for further expansion in those regions. We look forward to building upon Whiting’s success and producing a steady stream of oil from these fields for many years to come.”

As planned, the Partnership used borrowings under its newly amended and expanded credit facility to fund the transaction. Including the total consideration for this acquisition, the Partnership has approximately $1.05 billion in borrowings outstanding under its amended credit facility which has a total borrowing capacity of $1.40 billion, leaving the Partnership with net additional borrowing capacity of approximately $350 million. Under the terms of its amended credit facility, the Partnership expects to have a total leverage ratio of approximately 4.0-to-1 following closing. For the next three quarters, the total leverage ratio permitted under the Partnership’s amended credit facility will be 4.75-to-1, assuming no refinancing. The Partnership’s credit facility was designed to accommodate the size of this acquisition while providing flexibility for the orderly reduction of bank indebtedness through a variety of opportunistic refinancing transactions.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly-traded independent oil and gas master limited partnership focused on the acquisition, exploitation, development, and production of oil and gas properties. The Partnership’s producing and non-producing crude oil and natural gas reserves are located in Michigan, Wyoming, California, Texas, Oklahoma, Florida, Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to the Partnership’s operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as “will be determined,” “excellent,” “expects,” “meaningful accretion,” “solid long-term value,” “positions us,” “take advantage,” “great opportunities,” “further expansion,” “look forward to building,” “producing,” “next three quarters,” “orderly reduction,” “future,” “believe,” “potential,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to the Partnership’s ability to efficiently integrate the Whiting and other related assets; the Partnership’s financial performance and results, availability of sufficient cash flow and other sources of liquidity to execute our business plan, prices and demand for natural gas and oil, increases in operating costs, uncertainties inherent in estimating our reserves and production, our ability to replace reserves and efficiently develop our current reserves, our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects, political and regulatory developments relating to taxes, derivatives and our oil and gas operations, risks relating to our acquisitions, and the factors set forth under the heading “Risk Factors” incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission, and if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:

James G. Jackson

Executive Vice President and Chief Financial Officer

(213) 225-5900 x273

or

Jessica Tang

Investor Relations

(213) 225-5900 x210

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